As filed with the Securities and Exchange Commission on February 11, 2021.
Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

The Carlyle Group Inc.
(Exact name of registrant as specified in its charter)

Delaware	45-2832612
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1001 Pennsylvania Avenue, NW
Washington, D.C. 20004-2505
Telephone: (202) 729-5626
(Address of Principal Executive Offices)

The Carlyle Group Inc. Amended and Restated 2012 Equity Incentive Plan
(Full title of the plan)

Jeffrey W. Ferguson
General Counsel
The Carlyle Group Inc.
1001 Pennsylvania Avenue, NW
Washington, D.C. 20004-2505
Telephone: (202) 729-5626
(Name and address and telephone number, including area code, of agent for service)

With copies to:
Joshua Ford Bonnie
William R. Golden III
Simpson Thacher & Bartlett LLP
900 G Street, NW
Washington, D.C. 20001
Telephone: (202) 636-5500
Facsimile: (202) 636-5502

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per Share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock	2,382,223 Shares of Common Stock	$36.72	$87,475,229	$9,544

(1)Covers 2,382,223 shares of common stock, par value $0.01 per share, of The Carlyle Group Inc. (“Common Stock”) under The Carlyle Group Inc. Amended and Restated 2012 Equity Incentive Plan (the “Plan”) and, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), an indeterminate number of additional shares of Common Stock that may be offered and issued under the Plan to prevent dilution resulting from stock splits, stock distributions or similar transactions.

(2)Calculated pursuant to Rule 457(h)(1) and Rule 457(c) under the Securities Act based on a price of $36.72 per share of Common Stock, which is the average of the high and low price per share of Common Stock as reported by the Nasdaq Global Select Market on February 5, 2021.

EXPLANATORY NOTE
This Registration Statement on Form S-8 is being filed for the purpose of registering an additional 2,382,223 shares of Common Stock of The Carlyle Group Inc. (the “Company”) reserved for issuance under the Plan. These additional shares of Common Stock are additional securities of the same class as other securities for which an original registration statement (File No. 333-181109) on Form S-8 was filed with the Securities and Exchange Commission (the “Commission”) on May 2, 2012 and additional registration statements (File Nos. 333-187264, 333-194164, 333-202315, 333-209690, 333-216100, 333-223051, and 333-229663) were filed with the Commission on March 14, 2013, February 27, 2014, February 26, 2015, February 24, 2016, February 16, 2017, February 15, 2018, and February 13, 2019, respectively (the "Original Registration Statements"). On January 2, 2020, in connection with the conversion of The Carlyle Group L.P. from a Delaware limited partnership to a Delaware corporation, The Carlyle Group Inc., the Company filed Post-Effective Amendment No. 1 to each of the Original Registration Statements to reflect the adoption by the Company of the Original Registration Statements as its own registration statements for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"). An additional registration statement (File No. 333-236394) was filed with the Commission on February 12, 2020. These additional shares of Common Stock have become reserved for issuance as a result of the operation of the “evergreen” provision of the Plan, which provides that the total number of shares subject to the Plan will be increased on the first day of each fiscal year pursuant to a specified formula.
Pursuant to General Instruction E to Form S-8, the contents of such earlier registration statements, as amended by the post-effective amendments, are incorporated by reference into this Registration Statement, except that the provisions contained in Part II of such earlier registration statements are modified as set forth in this Registration Statement.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents filed with the Commission by the Company pursuant to the Securities Act or the Exchange Act are hereby incorporated by reference in this Registration Statement:
(a)The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed on February 11, 2021; and
(b)The description of the Company's securities contained in Exhibit 4.18 of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed on February 12, 2020, including any amendment or report filed for the purpose of updating such description.
All documents that the Company subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein).
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 5. Interests of Named Experts and Counsel.

The validity of the Common Stock will be passed upon for us by Simpson Thacher & Bartlett LLP, Washington, D.C. An investment vehicle comprised of selected partners of Simpson Thacher & Bartlett LLP, members of their families, related persons and others owns an interest representing less than 1% of the capital commitments of funds affiliated with the Company.

Item 8. Exhibits.

The following exhibits are filed or incorporated by reference as part of this Registration Statement:

Exhibit Number	Description of Document

4.1	Certificate of Conversion of The Carlyle Group L.P. (incorporated by reference to Exhibit 3.1 of The Carlyle Group Inc.'s Current Report on Form 8-K filed on January 2, 2020).

4.2	Certificate of Incorporation of The Carlyle Group Inc. (incorporated by reference to Exhibit 3.2 of The Carlyle Group Inc.'s Current Report on Form 8-K filed on January 2, 2020).

4.3	Bylaws of The Carlyle Group Inc. (incorporated by reference to Exhibit 3.3 of The Carlyle Group Inc.'s Current Report on Form 8-K filed on January 2, 2020).

4.4
The Carlyle Group Inc. Amended and Restated 2012 Equity Incentive Plan (incorporated by reference to Exhibit 4.4 of The Carlyle Group Inc.'s Post-Effective Amendment No. 1 to Form S-8 Registration Statement filed on January 2, 2020).

5.1*	Opinion of Simpson Thacher & Bartlett LLP.

23.1*	Consent of Ernst & Young LLP.

23.2*	Consent of Simpson Thacher & Bartlett LLP. (included as part of Exhibit 5.1)

24.1*	Power of Attorney. (included in the signature pages to this Registration Statement)

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Washington, D.C., on February 11, 2021.

The Carlyle Group Inc.

By:	/s/ Curtis L. Buser
	Name:	Curtis L. Buser
	Title:	Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that the undersigned directors and officers of the Registrant, which is filing a Registration Statement on Form S-8 with the Securities and Exchange Commission, Washington, D.C. 20549 under the provisions of the Securities Act of 1933, hereby constitute and appoint Kewsong Lee, Curtis L. Buser and Jeffrey W. Ferguson, and each of them, any of whom may act without joinder of the other, the individual’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement and any or all amendments or supplements to this Registration Statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, and does hereby grant unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 11th day of February, 2021.

Signature	Title

/s/ Kewsong Lee	Chief Executive Officer and Director
Kewsong Lee	(Principal Executive Officer)

/s/ Curtis L. Buser	Chief Financial Officer
Curtis L. Buser	(Principal Financial Officer)

/s/ William E. Conway, Jr.	Co-Chairman and Director
William E. Conway, Jr.

/s/ Daniel A. D’Aniello	Chairman Emeritus and Director
Daniel A. D’Aniello

/s/ David M. Rubenstein	Co-Chairman and Director
David M. Rubenstein

/s/ Peter J. Clare	Chief Investment Officer for Corporate Private Equity and Director
Peter J. Clare

/s/ Lawton W. Fitt	Director
Lawton W. Fitt

/s/ James H. Hance Jr.	Director
James H. Hance Jr.

/s/ Janet Hill	Director
Janet Hill

/s/ Dr. Thomas S. Robertson	Director
Dr. Thomas S. Robertson

/s/ William J. Shaw	Director
William J. Shaw

/s/ Anthony Welters	Director
Anthony Welters

/s/ Charles E. Andrews, Jr.	Chief Accounting Officer
Charles E. Andrews, Jr.	(Principal Accounting Officer)